Exhibit 10.1

STWA, Inc.:
Viscosity Reduction Test

An assessment of an in-line viscosity reduction device
Naval Petroleum Reserve No. 3, Teapot Dome Field, Wyoming

Final Report for October 19, 2011

Funds-In 2011-A148 (DOE-RMOTC-51141)
STWA, Inc.: Viscosity Reduction Test

Jeanette Buelt, RMOTC

DISCLAIMER: This report was prepared as en account of work sponsored by an agency of the United States Government. Neither the United States Government nor any agency thereof, nor any of their employees, nor any of their contractors, subcontractors or their employees, makes any warranty, expressed or implied, or assumes any legal liability or responsibility for the accuracy, completeness, or any third party's use or the results of such use of any information, apparatus, product, or process disclosed, or represents that its use would not infringe privately owned rights. Reference herein to any specific commercial product, process, or service by trade name, trademark, manufacturer, or otherwise does not necessarily constitute or Imply its endorsement, recommendation, or favoring by the United States Government or any agency thereof or its contractors or subcontractors. The views and opinions of authors expressed herein do not necessarily state or reflect those of the United States Government or any agency thereof.

ABSTRACT

The Rocky Mountain Oilfield Testing Center (RMOTC) conducted a field test on the STWA in-line viscosity reduction device at the Naval Petroleum Reserve No. 3 (NPR-3) located 35 miles north of Casper in Natrona County, Wyoming. The in-line viscosity reduction device is designed to reduce the line-loss of crude oil traveling through a commercial pipeline and thereby reduce the energy required to transport crude oil through pipelines. Gains in pump operation efficiency were observed on the 4.4 mile, 6 inch, schedule 80 buried pipeline test loop.

Table of Contents
INTRODUCTION:	1
TEST RESULTS:	2
OBSERVATIONS:	2
CONCLUSION:	5
APPENDIX A	7

List of Figures
Figure 1. State Map of NPR-3	1
Figure 2. Viscosity Reduction Unit and Test Site Tank Battery	2
Figure 3. RMOTC, STWA and Temple University Personnel Gathering Data	3
Figure 4, NPR-3 Flowloop Map	4
Figure 5. RMOTC and Temple University Personnel briefing	5
Figure 6. STWA's Viscosity Reduction Unit, Post-Testing	6
Figure 7. RMOTC, STWA, and Temple University Personnel	6

INTRODUCTION:

The Rocky Mountain Oilfield Testing Center (RMOTC) conducted a field test on the STWA in-line viscosity reduction device (Applied Oil Technology, AOT) at the Naval Petroleum Reserve No. 3 (NPR-3) located 35 miles north of Casper in Natrona County, Wyoming.

Figure 1. State Map of NPR-3

STWA, Inc. (STVVA) of Santa Barbara, California, together with Temple University of Philadelphia's physics department, designed and created the AOT device to reduce the energy required to transport crude oil through commercial pipelines.

The device exposes passing crude oil to a precisely controlled electric field to reduce the oil viscosity. This is intended to reduce line-loss (fluid drag) and pressure, without changing the oil temperature or composition. In a commercial pipeline operation, the intended results would translate into reduced pump power required to maintain constant flow rates, and would thereby deliver energy savings for crude oil transportation.

TEST RESULTS:

Test results are detailed within Appendix A.

OBSERVATIONS:

In 2011, the AOT device was installed on a flow loop located at the RMOTC field test site in NPR-3. The flow loop - a 4.4 mile, 6 inch, schedule 80 buried pipeline -- was modified specifically to support this viscosity reduction test. RMOTC validated overall system integrity after AOT installation, and filled the loop with field-produced API 34' oil to facilitate testing.

The oil was circulated through the loop to establish baseline hertz, amperage, kilowatt, temperature, and pressure rates.  After establishing baseline performance, the AOT device was turned on to measure Its impact on these variables. Both pump motor power consumption and pressure inside the flow loop were measurably reduced with the device in operation, Temperature was not measurably affected by the device operation.

Power consumption was observed to decrease by 13.55% when the device was operating at one third its power capacity.  After running for 70 minutes, the device was deactivated, and pump motor power consumption returned to baseline pre-treatment numbers within 56 minutes.

Power consumption was observed to decrease by 13.14% when the device was operating at one fourth its power capacity. After running for 75 minutes, the device was deactivated, and pump motor power consumption returned to baseline pre-treatment numbers within 15 minutes.

STWA / Viscosity Reduction Flow Loop Test
3
Northeast Loop
South Loop
West Loop
10
Legend
Flow Assurance Pipe Lines
STWA / Viscosity Reduction Flow Loop Test
0
750
1,500
3,000
Feet

Figure 4. NPR-3 Flowloop Map

CONCLUSION:

Preliminary test results indicate that the viscosity reduction device operated successfully.  Pipeline line-loss and pump motor power consumption were reduced for a given flow rate during the observed test. The device may hold potential for energy savings and increased pipeline flow rates for the oil production and transportation industry.

This research was co-funded by STWA, Inc. and the Pipeline Research Council International (PRCI). Work was directed by Clarke Turner, Brian Haight, Wes Lintz, Wes Riesland, George Hughes and Jeanette Buell.

APPENDIX A

Raw Data

RMOTC - STWA - AOT 1st Test 10.18.2011 Data Sheet

Oct. 18, 2011 **Device Run at 1/3 Power**

TEST 1	Device Off Pump On (Baseline) (Untreated)	Device On Pump On	Device On Pump On	Device On Pump On	Device On Pump On	Device Off Pump On (Treated)	Device Off Pump On (Treated)	Device Off Pump On (Treated)	Device Off Pump On (Treated)	Device Off Pump On (Treated)	Device Off Pump On (Treated)
Time	**Pre 11:00**	11:01	11:21	11:57	12:10	**13:15**	13:46	13:49	13:55	13:59	**14:11**
AOT mA	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
AOT kV	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Hertz (Hz)	30	15	15	15	15	30	30	30	30	30	30
Amps	85	76.8				81.6	82.8	83.1	83.7	83.8	83.9
Kilowatt (kw)	**15.5**	4.8				**13.4**	14.3	14.7	14.9	15	**15.1**
Temp F°	59.7	59.7				59.6	59.6	59.6	59.6	59.6	59.6
Temp C	15.33	15.33				15.33	15.33	15.33	15.33	15.33	15.33
P1 psi		7	7	6	6			8			
P2 psi		77	76	76	76			122			
P3 psi		77	78	78	78			118			
P4 psi		74	74	74	75			106			
P5 psi		69	68	68	68			88			
P6 psi		3	3	3	3			2			
P7 psi			57					93			

Pre-Treatment Baseline Power Consumption

Pre-Treatment Pump Slowdown to Minimum Safe Operational Speed 15Hz (100gpm) to Maximize Field Exposure Time

Treatment Begins at Minimum Safe Pump Operational Speed

After Treatment, With AOT device turned off, and Pump Returned to Operational Speed of 30Hz (200gpm), Pump Motor Power Consumption Reduced from 15.5kW to 13.4kW

→ Power Consumption returns back to normal over 56 minutes (13:15 - 14:11)

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